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                                                                     EXHIBIT 5



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                                 WIGGIN & DANA
                               One Century Tower
                              New Haven, CT 06508
                                 (203) 498-4400

October 21, 1996

Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, CT  06511

Ladies and Gentlemen:

     We refer to Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by Vion Pharmaceuticals, Inc. (the "Company"), relating to an additional 465,250 shares of the Company's Common Stock, $.01 par value per share, in addition to the 534,750 shares previously registered (collectively, the "Shares"), to be issued under the Company's Amended and Restated 1993 Stock Option Plan (the "Plan").

     As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be, when so issued and paid for, duly authorized, legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                           Very truly yours,

                                                           /s/ WIGGIN & DANA